Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 29, 2024,

SETS RECORD DATE FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 22, 2024 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 29, 2024. Highlights include:

•
Revenues were $97.4 million for the quarter, a decrease of $5.3 million or 5.2% over last year's fourth quarter and $420.1 million for the fiscal year, a decrease of $11.7 million, or 2.7% over last fiscal year.
•
Earnings per diluted share for the current quarter were $0.39 compared to $0.47 for the same quarter last year. Earnings per diluted share were $1.64 for the fiscal year as compared to $1.82 for the last fiscal year.
•
Gross profit margin for the quarter increased from 27.6% last year to 28.4% this year. Gross profit margin was 29.8% for the fiscal year compared to 30.3% for the prior fiscal year.

Financial Overview

The Company’s revenues for the fourth quarter ended February 29, 2024 were $97.4 million compared to $102.7 million for the same quarter last year, a decrease of 5.2%. Gross profits totaled $27.7 million, or 28.4%, as compared to $28.3 million, or 27.6% for the same quarter last year. Our gross profit margin decreased on a sequential basis from 29.2% for the third quarter ended November 30, 2023 to 28.4%. Our net earnings for the quarter were $10.1 million, or $0.39 per diluted share as compared to $12.2 million, or $0.47 per diluted share for the same quarter last year.

The Company’s revenues for the fiscal year ended February 29, 2024 were $420.1 million compared to $431.8 million for the prior fiscal year, a decrease of 2.7%. Gross profits totaled $125.3 million, or 29.8%, as compared to $131.0 million, or 30.3% for the prior fiscal year. Net earnings for the fiscal year were $42.6 million or $1.64 per diluted share, compared to $47.3 million, or $1.82 per diluted share for the prior fiscal year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our performance for the quarter met our expectations. The print market overall continues to be fairly soft with competitive pricing, resulting in downward pressure on operating margin. Our gross profit margin showed an 80-basis point decline from the sequential quarter, decreasing from 29.2% to 28.4% and an 80-basis point increase compared to 27.6% in the same prior year quarter. Our EBITDA declined slightly at $18.1 million or 18.6% of sales for the current quarter compared to the preceding quarter, $18.3 million or 17.5% of sales and compared to the same quarter last year $20.5 million or 19.9% of sales. Our prior year quarter was favorably impacted by the sale of an unused manufacturing facility which resulted in a $5.8 million gain and increased our diluted earnings per share $0.17.

“We are in the early stages of completing the implementations of our ERP systems of our recent acquisitions and when fully implemented, we believe the margins of the acquired businesses will improve to expected levels. These acquisitions did approximately $4.5 million in revenues for the quarter and $21.2 million in revenues for the year. Diluted earnings per share were negatively impacted $0.01 per diluted share for the quarter and positively impacted $0.03 per diluted share for the year.

“The higher interest rates on our cash and short-term investments of U.S. government treasury bills increased our interest income which is included in other expense (income). Interest income for the current quarter was $1.3 million compared to $0.5 million for the same quarter last year. Interest income for the fiscal year ended February 29, 2024 was $4.0 million compared to $0.8 million for the prior fiscal year.

“We continue to maintain a strong financial position with $110.9 million in cash and short-term investments and no debt. We strategically reduced inventory by $6.8 million improving our cash flow and repurchased over 29,000 shares of our common stock in the market at an average price of $19.96 per share during the current quarter. Our profitability and strong financial condition will allow us to continue operations and take advantage of acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize. We continue to focus on returning value to shareholders by delivering profitability and through our quarterly dividends.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and twelve months ended February 29, 2024 and February 28, 2023 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Twelve months ended
	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
Net earnings	$10,146	$12,193	$42,597	$47,300
Income tax expense	3,718	3,978	16,526	17,630
Interest expense	—	—	—	—
Depreciation and amortization	4,217	4,310	17,512	17,356
EBITDA (non-GAAP)	$18,081	$20,481	$76,635	$82,286
% of sales	18.6%	19.9%	18.2%	19.1%

In Other News

The 2024 Annual Meeting of Shareholders will be held on July 18, 2024, with a record date of May 17, 2024.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2023. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
Condensed Consolidated Operating Results	February 29,	February 28,	February 29,	February 28,
	2024	2023	2024	2023
Revenues	$97,434	$102,692	$420,109	$431,837
Cost of goods sold	69,763	74,342	294,767	300,787
Gross profit margin	27,671	28,350	125,342	131,050
Operating expenses	14,736	17,877	68,830	70,793
(Gain) Loss from disposal of assets	—	(5,911)	53	(5,896)
Operating income	12,935	16,384	56,459	66,153
Other expense	(929)	213	(2,664)	1,223
Earnings before income taxes	13,864	16,171	59,123	64,930
Income tax expense	3,718	3,978	16,526	17,630
Net earnings	$10,146	$12,193	$42,597	$47,300

Weighted average common shares outstanding
Basic	25,852,340	25,820,639	25,842,798	25,818,737
Diluted	25,984,106	25,959,448	25,940,076	25,951,141

Earnings per share
Basic	$0.39	$0.47	$1.65	$1.83
Diluted	$0.39	$0.47	$1.64	$1.82

			February 29,	February 28,
Condensed Consolidated Balance Sheet Information			2024	2023
Assets
Current Assets
Cash			$81,597	$93,968
Investment Securities			29,325	-
Accounts receivable, net			47,209	53,507
Inventories, net			40,037	46,834
Other			3,214	2,317
Total Current Assets			201,382	196,626
Property, plant & equipment, net			54,965	47,789
Operating lease right-of-use assets			9,827	13,133
Goodwill and intangible assets			132,676	135,907
Other			340	380
Total Assets			$399,190	$393,835
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$11,846	$18,333
Accrued expenses			17,541	18,067
Current portion of operating lease liabilities			4,414	4,847
Total Current Liabilities			33,801	41,247
Other non-current liabilities			15,548	21,156
Total liabilities			49,349	62,403
Shareholders' Equity			349,841	331,432
Total Liabilities and Shareholders' Equity			$399,190	$393,835

			Twelve months ended
			February 29,	February 28,
Condensed Consolidated Cash Flow Information			2024	2023
Cash provided by operating activities			$69,069	$46,776
Cash used in investing activities			(54,994)	(11,457)
Cash used in financing activities			(26,446)	(26,957)
Change in cash			(12,371)	8,362
Cash at beginning of period			93,968	85,606
Cash at end of period			$81,597	$93,968